UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 28, 2006

CHINA MEDIA NETWORKS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-27084	86-0214815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Cedar Hill Street

Marlboro, MA 01752

(Address of principal executive offices) (Zip Code)

(508) 597-6300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

On June 28, 2006, China Media Networks International, Inc. (the “Registrant”) entered into a Securities Purchase and Exchange Agreement (the “Purchase Agreement”) with Vicis Capital Master Fund, one of its existing shareholders (“Vicis”). Pursuant to the Purchase Agreement, the Company sold to Vicis (i) a 6% senior secured convertible debenture in the original principal amount of $2,000,000 (the “Vicis Debenture”), (ii) a warrant to purchase 800,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), exercisable for five years at a price of $0.345 per share, and (iii) a warrant to purchase 800,000 shares of Common Stock, exercisable for five years at price of $0.375 per share (collectively with the warrant described in the foregoing clause (ii), (the “Vicis Warrants”). As consideration therefor, Vicis paid the Registrant $1,700,000 cash less $60,000 for incurred expenses and surrendered a convertible note in the principal amount of $300,000 previously sold by the Registrant to Vicis on May 3, 2006 and 1,994,419 shares of Common Stock. On June 28, 2006, the Registrant also issued to FP Associates, a consultant of the Registrant, a warrant to purchase 300,000 shares of Common Stock, exercisable for five years at a price of $0.01 per share (the “FP Associates Warrant”) in consideration for services rendered to the Registrant.

The Vicis Debenture matures in June 2008 and accrues interest at the rate of six percent (6%) per annum. The outstanding principal and accrued but unpaid interest under the Vicis Debenture is convertible into shares of Common Stock at any time prior to maturity at a conversion rate of $0.207016 per share.

The Registrant relied upon Rule 506 of Regulation D of the Securities Act of 1933, as amended, for the issuance of the Vicis Debenture, the Vicis Warrants and the FP Associates Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2006

CHINA MEDIA NETWORKS INTERNATIONAL, INC.

By:	/s/ Brian Lesperance
Brian Lesperance
President